Exhibit 5.1
Graydon
Head &
Ritchey
LLP
Attorneys at Law
Richard G. Schmalzl, Esq.
Direct Dial: (513) 629-2828
E-Mail: rschmalzl@graydon.com
December 22, 2005
Regent Communications, Inc.
2000 Fifth Third Center
511 Walnut Street
Covington, Kentucky 41011

Re:	Issuance of 2,000,000 Shares of Common Stock of Regent Communications, Inc. Pursuant to Registration Statement on Form S-8 Filed with the Securities and Exchange Commission
Gentlemen:
     We have acted as counsel to Regent Communications, Inc. (the “Company”), a Delaware corporation, in connection with the registration of 2,000,000 shares of its common stock to be issued under the Company’s 2005 Incentive Compensation Plan (the “Plan”).
     As counsel for the Company, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In addition, we have examined such documents and materials, including the Company’s Certificate of Incorporation, By-laws and other corporate records of the Company, as we have deemed necessary for the purpose of this opinion.
     On the basis of the foregoing, we are of the opinion that the 2,000,000 shares of common stock being offered under the Plan by the Company are currently validly authorized and, when issued and sold as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Company.
     We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

Very truly yours,

GRAYDON HEAD & RITCHEY LLP

By:	/s/ RICHARD G. SCHMALZL

Richard G. Schmalzl, Partner